Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Sangamo BioSciences, Inc. Employee Stock Purchase Plan and 2004 Stock Incentive Plan of our reports dated March 5, 2010, with respect to the consolidated financial statements of Sangamo BioSciences, Inc. and the effectiveness of internal control over financial reporting of Sangamo BioSciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

April 21, 2010